                                                                 EXHIBIT NO. 3.7

                           AMENDMENTS OF THE BY-LAWS

       The first sentence of Section 13 of Article III of the By-Laws shall be deleted in its entirety and replaced, in lieu thereof, by the following:

       "There shall be an Executive Committee of the Board of Directors of the Corporation consisting of at least two (2) but not more than three (3) members of the Board of Directors, elected to such committee by the Board on an annual basis."


       Section 14 of Article III of the By-Laws shall be deleted in the entirety and replaced, in lieu thereof, by the following:

  "Section 14. The Executive Committee shall, subject to the provisions of law and any other provision of these by-laws, have the authority and power to cause the Corporation to do the following:

       (a) To deal in real and personal property of the Corporation; to create and/or contribute property of the Corporation to any entity or business organization formed by the Corporation, either alone or with third parties; to pay from the Corporation's funds any and all expenses and fees; to obtain and maintain insurance coverage concerning the property of the Corporation.

       (b) To execute and deliver on behalf of the Corporation all leases, bills of sales, assignments, deeds, unitization agreements, contracts, farm-outs and other instruments of transfer; all checks, drafts and other orders for the payment of Corporation funds; all contracts or instruments concerning the acquisition, construction, management, operation or disposition of corporate assets; all bonds, promissory notes, mortgages, deeds of trust, security agreements and other similar documents; and all other instruments, documents, contracts or agreements of any kind or character relating to the affairs of the Corporation; and to delegate in writing to the officers of the Corporation the authority to sign such instruments, notes, deeds, contracts, agreements and documents.

       (c) To exercise all rights, powers and authority as is necessary or prudent in the operation and maintenance of the business of the Corporation.

       (d) To directly, or by delegation of authority to the officers of the Corporation, appoint, employ, remove, suspend and discharge any of the following:

            (1) Managers, assistants, independent contractors, geologists, geophysicists, landmen, employees and agents as from time to time may be deemed advisable and to determine the duties and fix and change the salaries and other terms of employment of such persons.

            (2) Qualified technical personnel temporarily employed or to be employed on specific problems incident to the operation of the Corporation and its businesses.

            (3) Attorneys, architects, engineers, accountants, contractors, consultants, advertising agencies, sales representatives and all such other agents or independent contractors as such officers shall deem necessary or advisable for the furtherance of the Corporation's purposes and operations.

       Notwithstanding the above, in no event shall the Executive Committee have the authority to approve: (i) with respect to gas purchase and sale agreements, any agreement that provides for the sale or purchase in any single year of gas in excess of Thirty-Five Million Dollars ($35,000,000); (ii) with respect to the purchase of operating supplies, capital expenditures or general and administrative expenditures, any single expenditure or group of related expenditures in excess of Ten Million Dollars ($10,000,000); or (iii) any business transaction with an affiliate of the Corporation, without the approval of the Board of Directors. The term "affiliate" as used herein shall mean a person or entity, of any kind or nature, controlling, controlled by or under common control with the Corporation and shall include, without limitation, any subsidiaries of the Corporation and any person or entity owning, directly, or indirectly, five percent or more of the capital stock of the Corporation.


  Adopted by the Board of Directors
  on December 13, 1993